Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Donald W. Reilly 401-608-8977 dreilly@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Second Quarter 2018 Results

MIDDLETOWN, RI, August 2, 2018 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the quarter ended June 30, 2018 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.

Second Quarter 2018 Highlights

•	Record total unit shipments of VSAT products, increasing nearly 100% compared to the second quarter of 2017 and 26% compared to the first quarter of 2018.

•
AgilePlans subscription service, our Connectivity as a Service Program for the commercial maritime sector, increased to 72% of total commercial maritime VSAT shipments, and 56% of the total VSAT shipments for the quarter.

•
Overall, inertial navigation revenue was 50% higher compared to the second quarter of 2017 and our fiber optic gyro (FOG) product sales were 34% higher, the sixth consecutive quarter of double-digit growth.

•	Our mini-VSAT Broadband installed base of subscribers increased 9% compared to the second quarter of 2017, as a result of the record number of VSAT shipments during the quarter.

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Total revenue increased in the second quarter of 2018 to $43.4 million from $40.5 million in the second quarter of 2017, driven primarily by an increase in FOG product sales and an increase in mini-VSAT Broadband airtime revenue. Revenue increased even though revenue is not recognized immediately on AgilePlans shipments as revenues under the AgilePlans program are recognized over time.

•	Net loss in the second quarter of 2018 was $1.3 million, or $0.08 per share, compared to a net loss of $2.0 million, or $0.12 per share in the second quarter of 2017.

•	Non-GAAP net income in the second quarter of 2018 was $0.6 million, or $0.03 per share, compared to $0.7 million, or $0.04 per share in the second quarter of 2017.

•	Non-GAAP adjusted EBITDA in the second quarter of 2018 was $2.9 million, compared to $2.3 million in the second quarter of 2017.

•	We introduced our new TracPhone LTE-1 marine communications system to provide Internet access to vessels within 20 miles of the US coast.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said, “Our second quarter results demonstrate the strong growth that we outlined at the beginning of the year and build on our first quarter momentum. In particular, we achieved record performance in many aspects of our VSAT business, including our highest ever level of shipments, which grew almost 100% compared to the second quarter last year. This was driven largely by the continued success of our AgilePlans Connectivity as a Service Program, which, together with demand for our new next-generation HTS satellite network, helped increase our airtime subscribers by 9% for the second quarter. In our inertial navigation segment, our FOG business once again grew significantly, achieving the sixth consecutive quarter of double digit growth as FOG revenues rose 34% compared to the second quarter last year. Most significantly, the latest design of our photonic chip has now achieved performance results that meet or exceed all of our target performance measures. With a specification-compliant photonic chip-based gyro prototype now in hand, I am confident that we will be delivering test units to customers later this year.”

The company operates in two segments, mobile connectivity and inertial navigation. Net sales for the mobile connectivity segment decreased $0.3 million, or 1%, compared to the second quarter of 2017 due to lower mini-VSAT Broadband product sales as a result of the implementation of the new ASC 606 revenue recognition standard as well as the impact of the AgilePlans subscription service. Under the AgilePlans program, product revenues are not recognized upon shipment of VSAT products but rather are recognized monthly as airtime services are provided. Partially offsetting this decrease was an increase in our mini-VSAT Broadband airtime revenue. Net sales for our inertial navigation segment increased $3.2 million, or 50%, compared to the second quarter of 2017, due to an increase in FOG sales and TACNAV sales, as well as an increase in contracted engineering service sales.

Financial Highlights (in millions, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Results
Revenue	$43.4	$40.5	$83.5	$80.7
Net loss	$(1.3)	$(2.0)	$(5.2)	$(6.9)
Net loss per share	$(0.08)	$(0.12)	$(0.31)	$(0.42)

Non-GAAP Results
Net income (loss)	$0.6	$0.7	$(0.4)	$(0.6)
Net income (loss) per share	$0.03	$0.04	$(0.02)	$(0.04)
Adjusted EBITDA	$2.9	$2.3	$3.8	$1.6

For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Second Quarter Financial Summary
Revenue was $43.4 million for the second quarter of 2018, an increase of 7%, compared to the second quarter of 2017.
Product revenues for the second quarter of $16.2 million were 13% higher than the prior year quarter, due to an increase in inertial navigation product sales of $2.7 million, partially offset by a $0.8 million decrease in mobile connectivity product sales. Mobile connectivity product sales decreased primarily due to a $0.5 million decrease in marine product sales and a $0.3 million decrease in land mobile product sales. The decrease in marine product sales was due to the impact of the AgilePlans subscription service and the adoption of ASC 606, the latter of which had a net impact on marine product sales of $0.2 million. Inertial navigation product sales increased due to a $1.6 million increase in FOG product sales and a $0.8 million increase in TACNAV product sales.
Service revenues for the second quarter were $27.2 million, an increase of 4% compared to the second quarter of 2017, due to a $0.5 million increase in inertial navigation service sales and a $0.5 million increase in mobile connectivity service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 5% in the second quarter of 2018 compared to the second quarter of 2017 due to a 9% increase in subscribers. Content and training revenues, which include our entertainment, eLearning, and safety content decreased by 5% in the second quarter of 2018 compared to the second quarter of 2017. Our engineering service revenues in the second quarter of 2018 increased by $0.5 million compared to the second quarter of 2017 as a result of a substantial contract which began in the first quarter of 2018 and was completed in the second quarter.
Our operating expenses decreased $0.4 million year-over-year to $19.0 million compared to $19.4 million in the second quarter of 2017. The key drivers were an increase in funded engineering expenses of $0.4 million, a $0.1 million decrease in professional and consulting fees, a $0.1 million decrease in salaries, benefits, and taxes, and a $0.1 million decrease in bad debt expense. This was partially offset by a $0.3 million increase in warranty expense.

Six Months Ended June 30 Financial Summary

Revenue was $83.5 million for the six months ended June 30, 2018, an increase of 4% compared to the six months ended June 30, 2017. Product revenues for the six months ended June 30, 2018 were $30.2 million which was 3% higher than the six months ended June 30, 2017 due to a $3.7 million increase in inertial navigation product sales, which was partially offset by a $2.7 million decrease in mobile connectivity product sales. Inertial navigation product sales increased primarily due to a $2.8 million increase in FOG product sales and a $0.9 million increase in TACNAV product sales. Mobile connectivity product sales decreased primarily due to a $2.0 million decrease in marine product sales due to the impact of the AgilePlans subscription service, the adoption of ASC 606, and a $0.7 million decrease in land mobile connectivity products.

Service revenues for the six months ended June 30, 2018 were $53.3 million, an increase of 4% compared to the six months ended June 30, 2017 due to a $0.9 million increase in mobile connectivity service sales and a $0.9 million increase in inertial navigation service sales. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 4%. Content and training revenues, which include our entertainment, eLearning, and safety content, in the six months ended June 30, 2018 decreased by 3% compared to the six months ended June 30, 2017. Our engineering service revenues in the six months ended June 30, 2018 increased 43% compared to the six months ended June 30, 2017 as a result of a substantial contract which began in the first quarter of 2018 and was completed in the second quarter.
Our operating expenses decreased $0.8 million year-over-year to $39.5 million in the six months ended June 30, 2018 compared to $40.3 million in the six months ended June 30, 2017. The key drivers were a decrease in professional and consulting fees of $0.6 million, a $0.6 million increase in funded engineering expenses, a $0.2 million decrease in marketing expense, and a $0.1 million decrease in salaries, benefits, and taxes. This was partially offset by a $0.7 million increase in warranty expense.

Third Quarter 2018 and Full Year 2018 Outlook

Our guidance for the third quarter and full year of 2018 is below. Although our full year guidance remains unchanged, the further success or acceleration of our AgilePlans program could negatively impact the amount of revenue and earnings we will be able to recognize this year. This guidance reflects the new revenue recognition standard, ASC 606, which all U.S. public companies were required to adopt on January 1, 2018. It should be noted that this guidance does not include any revenue from the international pipeline of large inertial navigation orders that we have been anticipating.

(in millions, except per share data)	Third Quarter		Full Year
	From	To	From	To
Revenue	$43.0	$45.0	$166.0	$180.0
GAAP EPS	$(0.10)	$(0.05)	$(0.44)	$(0.21)
Non-GAAP EPS	$0.03	$0.07	$0.12	$0.28
Non-GAAP adjusted EBITDA	$3.0	$4.0	$12.0	$16.0

ASC 606 requires that certain revenues that had been recognized in prior periods be reversed as of January 1, 2018 and be recognized over time as performance obligations are met, and, likewise, that certain currently generated revenues that would have been recognized under previous accounting guidance instead be deferred and recognized over time as performance obligations are met. We expect the net impact of this change in accounting guidance, which is reflected in the above tables, will be as follows:

(in millions, except per share data)	Third Quarter	Full Year
Revenue	$(0.5)	$(2.5)
GAAP EPS	$(0.01)	$(0.03)
Non-GAAP EPS	$(0.01)	$(0.02)
Non-GAAP adjusted EBITDA	$(0.1)	$(0.5)

Other Recent Announcements

•	Mark Guthrie was announced as KVH's vice president for the Asia-Pacific region, which has become a hub for the commercial maritime industry.

•	BW Group, a worldwide leader in maritime energy transportation, agreed to add KVH connectivity services to 45 more vessels and extended its airtime agreement for previously subscribed vessels.

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KVH announced its "6-Level Cybersecurity Strategy" for its Maritime VSAT Network, a cohesive group of initiatives designed to provide proactive cybersecurity protection for the KVH hardware and maritime VSAT satellite network.

•	KVH introduced the 1775 inertial measurement unit (IMU), KVH's highest performing fiber optic gyro-based IMU, with 25g accelerometers designed for highly dynamic applications.

•	KVH introduced LTE System for fast, affordable Internet access offshore.

•	KVH surpassed 8,000 VSAT systems shipped for global connectivity.

•	Brazilian-based Transpetro selects KVH TracPhone V7-HTS satellite communications antenna system with a five-year airtime contract for 45 tankers.

Please review the corresponding press releases for more details regarding these developments.

Conference Call Details

KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

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Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation, employee termination and other non-recurring costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and the change in valuation allowance.

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Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, employee termination and other non-recurring costs, and foreign exchange transaction gains and losses.

These non-GAAP financial measures now exclude the effect of foreign exchange transaction losses, which represents a change from calculations presented in prior earnings releases. We decided to exclude foreign exchange transaction losses because we do not believe such gains or losses are indicative of operating performance. Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments

Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries, Inc. (Nasdaq: KVHI), is a global leader in mobile connectivity and inertial navigation systems, innovating to enable a mobile world. The market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plan, our development goals, our anticipated revenue and earnings, the anticipated impact of ASC 606, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain duration of the adverse impact on our overall revenues of our new AgilePlans, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards; including potential changes in the interpretation of those standards; the uncertain impact of tax reform and federal budget deficits; the uncertain impact of changes in trade policy, including potential tariffs and trade wars with other countries; unanticipated obstacles in our photonic chip and other product development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP and V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-IP and V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2018. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales:
Product	$16,162	$14,323	$30,154	$29,186
Service	27,230	26,126	53,339	51,474
Net sales	43,392	40,449	83,493	80,660
Costs and expenses:
Costs of product sales	10,094	9,295	19,017	19,834
Costs of service sales	15,498	13,094	29,314	26,362
Research and development	3,565	3,761	7,499	7,708
Sales, marketing and support	8,494	8,124	17,435	16,864
General and administrative	6,928	7,543	14,595	15,730
Total costs and expenses	44,579	41,817	87,860	86,498
Loss from operations	(1,187)	(1,368)	(4,367)	(5,838)
Interest income	155	159	303	325
Interest expense	428	349	837	702
Other income (expense), net	446	(112)	172	(180)
Loss before income tax expense	(1,014)	(1,670)	(4,729)	(6,395)
Income tax expense	329	356	507	516
Net loss	$(1,343)	$(2,026)	$(5,236)	$(6,911)
Net loss per common share:
Basic and diluted	$(0.08)	$(0.12)	$(0.31)	$(0.42)
Weighted average number of common shares outstanding:
Basic and diluted	17,140	16,446	16,942	16,354

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Cash, cash equivalents and marketable securities	$34,872	$42,915
Accounts receivable, net	29,837	28,316
Inventories	22,912	22,732
Other current assets and contract assets	6,758	3,816
Total current assets	94,379	97,779
Property and equipment, net	50,069	43,521
Goodwill	33,237	33,872
Intangible assets, net	12,743	15,120
Other non-current assets and contract assets	13,001	5,927
Non-current deferred income taxes	198	20
Total assets	$203,627	$196,239
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$33,413	$33,948
Contract liabilities	11,051	—
Deferred revenue	—	6,919
Current portion of long-term debt	4,990	2,482
Total current liabilities	49,454	43,349
Other long-term liabilities	2,213	19
Long-term contract liabilities	8,374	—
Non-current deferred tax liability	2,580	2,634
Long-term debt, excluding current portion	38,575	44,572
Stockholders’ equity	102,431	105,665
Total liabilities and stockholders’ equity	$203,627	$196,239

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss - GAAP	$(1,343)	$(2,026)	$(5,236)	$(6,911)
Amortization of intangibles	1,046	1,102	2,143	2,170
Stock-based compensation expense	739	852	1,592	1,812
Employee termination and other non-recurring costs	—	—	195	—
Foreign exchange transaction (gain) loss (a)	(416)	175	(117)	290
Tax effect on the foregoing	(269)	(669)	(755)	(1,103)
Change in valuation allowance (b)	806	1,274	1,759	3,123
Net income (loss) - Non-GAAP	$563	$708	$(419)	$(619)

Net income (loss) per common share - Non-GAAP:
Basic and diluted	$0.03	$0.04	$(0.02)	$(0.04)

Weighted average number of common shares outstanding:
Basic	17,140	16,446	16,942	16,354
Diluted	17,296	16,497	16,942	16,354

(a)We changed our definition of non-GAAP net income (loss) and non-GAAP net income (loss) per common share to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP net income (loss) and non-GAAP net income (loss) per common share consistent with our prior practice, the non-GAAP net income and non-GAAP net income per common share would have been $0.3 million and $0.02 per common share, respectively, greater than the amounts reported in the table for the three months ended June 30, 2018, and $0.1 million and $0.01 per common share, respectively, less than the amounts reported in the table for the three months ended June 30, 2017. The non-GAAP net loss would have been $0.1 million less than the amounts reported in the table for the six months ended June 30, 2018, with no change in the non-GAAP net loss per common share, and $0.2 million and $0.01 per common share, respectively, greater than the amounts reported in the table for the six months ended June 30, 2017.

(b)Represents an increase in deferred tax asset valuation allowance on additional United States net operating losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP net loss	$(1,343)	$(2,026)	$(5,236)	$(6,911)
Income tax expense	329	356	507	516
Interest expense, net	273	190	534	377
Depreciation and amortization	3,238	2,716	6,288	5,477
Non-GAAP EBITDA	2,497	1,236	2,093	(541)
Stock-based compensation expense	739	852	1,592	1,812
Employee termination and other non-recurring costs	—	—	195	—
Foreign exchange transaction (gain) loss (a)	(416)	175	(117)	290
Non-GAAP adjusted EBITDA	$2,820	$2,263	$3,763	$1,561

(a) We changed our definition of non-GAAP adjusted EBITDA to exclude the impacts of realized and unrealized foreign exchange transaction gains and losses since such gains and losses are not indicative of operating performance in any particular period. If we had presented non-GAAP adjusted EBITDA consistent with our prior practice, non-GAAP adjusted EBITDA would have been $0.4 million greater and $0.2 million lower, respectively, than the amounts presented in the table for the three months ended June 30, 2018 and 2017, respectively. If we had presented non-GAAP adjusted EBITDA consistent with our prior practice, non-GAAP adjusted EBITDA would have been $0.1 million greater and $0.3 million lower, respectively, than the amounts presented in the table for the six months ended June 30, 2018 and 2017, respectively.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Mobile connectivity sales
Product	$8.1	$8.9	$16.0	$18.7
Service	25.7	25.2	50.5	49.6
Net sales	$33.8	$34.1	$66.5	$68.3

Inertial navigation sales
Product	$8.1	$5.4	$14.2	$10.5
Service	1.5	1.0	2.8	1.9
Net sales	$9.6	$6.4	$17.0	$12.4

Operating Income (Loss)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Mobile connectivity	$1.1	$2.6	$2.2	$3.3
Inertial navigation	1.6	0.4	1.9	0.3
	2.7	3.0	4.1	3.6
Unallocated	(3.9)	(4.4)	(8.5)	(9.4)
Loss from operations	$(1.2)	$(1.4)	$(4.4)	$(5.8)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Mobile Connectivity Revenue Components	(percentage of net sales)
Product sales	19%	22%	19%	23%
mini-VSAT Broadband airtime	40%	41%	40%	40%
Content and training	18%	20%	18%	20%
Inertial Navigation Revenue Components
FOG-based products	15%	12%	14%	11%
Tactical navigation products	3%	2%	3%	2%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Third Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
Net loss per common share	$(0.10) - $(0.05)	$(0.44) - $(0.21)

Estimated amortization of intangibles (a)	$0.06	$0.23
Estimated stock-based compensation expense	$0.05	$0.22
Estimated tax effect	$(0.02)	$(0.09)
Change in valuation allowance (b)	$0.04 - $0.03	$0.20 - $0.13

Non-GAAP net income per common share (c)	$0.03 - $0.07	$0.12 - $0.28

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets generated in 2018.

(c)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Third Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
GAAP net loss	$(1.7) - $(0.7)	$(7.5) - $(3.5)

Estimated income tax provision	$0.1	$0.9
Estimated interest expense, net	$0.3	$0.9
Estimated depreciation and amortization (a)	$3.4	$14.0
Estimated stock-based compensation expense	$0.9	$3.7

Non-GAAP adjusted EBITDA(b)	$3.0 - $4.0	$12.0 - $16.0

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

(b)	Assumes no significant change in realized and unrealized foreign exchange transaction gains and losses.